ATTACHMENTS FOR N-SAR SUB-ITEM 77C
FOR THE PERIOD COMMENCING 1-05-05 AND ENDED 6-30-05



J.P. Morgan Funds (the Trust)

On January 20, 2005, Special Meetings of the shareholders of JPMorgan Fleming Emerging Markets Debt Fund and JPMorgan
U.S. Small Company Opportunities Fund (the Funds), were held. At the February 3, 2005 adjournment of those meetings, the Funds shareholders of the Funds voted to elect a new Board of Trustees. With respect to William J Armstrong, there were 23,945,137 affirmative votes and 946,540 negative votes. With respect to Roland E Eppley, Jr., there were 23,943,509 affirmative votes and 948169 negative votes.
With respect to John F. Finn, there were 23,946,044 affirmative votes and 945,633 negative votes. With respect to Dr. Matthew Goldstein, there were 23,983,122 affirmative votes and 908,556 negative votes. With respect to Robert J. Higgins, there were 23,942,018 affirmative votes and 949,660 negative votes. With respect to Peter C. Marshall, there were 23,946,044 affirmative votes and 945,633 negative votes. With respect to Marilyn McCoy, there were 23,983,749 affirmative votes and 907,928 negative votes. With respect to William G. Morton, Jr., there were 23,940,389 affirmative votes and 951,288 negative votes. With respect to Robert A.
Oden, Jr., there were 23,941,453 affirmative votes a nd 950,224 negative votes. With respect to Fergus Reid, III, there were 23,940,546 affirmative votes and 951,131 negative votes. With respect to Frederick W. Ruebeck, there were 23,984,028 affirmative votes and 907,649 negative votes. With respect to James J. Schonbachler, there were 23,983,122 affirmative votes and 908,556 negative votes. With respect to Leonard M. Spalding, Jr., there were 23,943,509 affirmative votes and 948,169 negative votes.

Shareholders of JPMorgan U.S. Small Company
Opportunities Fund voted to merge into One Group Small
Cap Growth Fund. On February 19, 2005, the surviving funds name changed to JPMorgan Small Cap Growth Fund.
With respect to this merger there were 2,427,555 affirmative votes and 85,419 negative votes.
Shareholders of JPMorgan U.S. Small Company
 Opportunities Fund also voted to approve the agreement and plan to reorganize into a corresponding series of J.P. Morgan Mutual Fund
Series. With respect to this reorganization there were 2,429,827 affirmative votes and 79,874 negative votes.